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                                                               EXHIBIT 99(p)(ii)

                           CODE OF ETHICS AND CONDUCT

                    KESTREL INVESTMENT MANAGEMENT CORPORATION
                                   (JULY 2001)

         As an investment adviser, Kestrel Investment Management Corporation ("Kestrel" or the "Firm") is a fiduciary. The Firm and each of its directors, officers, control persons and employees must avoid conduct inconsistent with our fiduciary duties and avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client's trust, may have the appearance of impropriety.

         Because we act as subadviser to a registered investment company (a "Fund Client"), we are required to have a code of ethics setting forth policies and procedures reasonably necessary to prevent certain violations of rules under the Investment Company Act of 1940, as amended (the "ICA"). This Code of Ethics and Conduct (the "Code") is intended to do so and, beyond that, to state our broader policies regarding the discharge of the duty of loyalty owed to our clients by the Firm and its directors, officers, control persons and employees.


I.       GENERAL INFORMATION

         BASIC PRINCIPLES. This Code is based on a few basic principles: (i) our clients' interests come before the interests of the Firm and persons connected with the Firm; (ii) each person connected with the Firm must avoid conflicts between his or her or the Firm's interests and the interests of our clients -- both in that person's professional activities and in his or her personal investment activities; (iii) employees and other persons connected with the Firm must avoid any abuse of their positions of trust with and responsibility to Kestrel and its clients, including taking inappropriate advantage of those positions.

         CATEGORIES OF PERSONNEL. This Code recognizes that different employees, directors, officers, control persons, and others connected with the Firm have different responsibilities, different levels of control over investment decision making for client accounts and different access to information about investment decision making and implementation. In general, the greater a person's control and access, the greater the potential for conflicts of interest in his or her personal investment activities. Recognizing that, employees and other persons connected with the Firm are divided into two groups:

         EMPLOYEES         As used in this Code, the term "Employees" includes
                           (i) ALL employees(1) as well as (ii) all directors, officers, and other persons in a control relationship with the Firm (whether or not they are employees) who, in the course of their normal functions or duties, obtain information regarding clients' purchases or sales of securities.

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(1)    Rule 17j-1 under the ICA imposes duties on employees only if they are
"Access Persons" -- persons who in the course of their normal functions or duties obtain information regarding clients' purchases or sales of securities. Because of Kestrel's size and the range of duties that employees may have, Kestrel treats ALL Employees as Access Persons. At times the Firm may engage temporary personnel, such as independent contractors or clerical personnel provided by an agency to perform various functions. Generally, the nature of such personnel's engagements and activities will not be such that they would be "Access Persons" if they were "employees." The Firm will decide the status of those personnel on a case-by-case basis.

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         INVESTMENT        All Employees who (i) in the course of their regular
         EMPLOYEES         functions or duties, make (i.e., portfolio managers)
                           or participate in making investment decisions or recommendations, including providing information and advice to portfolio managers (e.g., analysts) AND
                           (ii) all Employees who execute a portfolio manager's decisions (i.e., traders).

         OTHER IMPORTANT CONCEPTS AND TERMS. This Code uses certain terms that have very specific meanings. Specially defined terms are capitalized. Some of them are defined in the context which they are used. Others, which are used throughout this Code, are described below.

         BENEFICIAL        The concept of "beneficial ownership" of or
           INTEREST        "beneficial interest" in securities is used
                           throughout this Code. It is a broad concept and includes many diverse situations. An employee has a "beneficial interest" in not only securities he or she owns directly, and not only securities owned by others specifically for his or her benefit, but also
                           (i) securities held by the employee's spouse, minor children and relatives who live full time in the employee's home, (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership and (iii) securities held by certain types of entities that the employee controls or in which he or she has an equity interest. Examples of some of the most common of those arrangements are set forth in APPENDIX 1. It is very important to review
                           Appendix 1 in determining compliance with reporting requirements and trading restrictions.(2)

         COMPLIANCE        Many of the specific procedures, standards and
            OFFICER        restrictions described in this Code involve
                           consultation with the "Compliance Officer." David
                           Steirman is the Compliance Officer. For the purposes of reviewing the Compliance Officer's own transactions and reports under this Code, or when the Compliance Officer is not available, the functions of the Compliance Officer are performed by the Chief
                           Investment Officer.

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(2)     This broad definition of "beneficial ownership" is for purposes of this
Code only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may include in his or her Personal Transaction Report a statement that the reporting of any securities transaction should not be construed as an admission that the employee is a beneficial owner of the security. For example, if a parent or custodian sold securities owned by a minor child under a Uniform Gifts to Minors Act, the other parent would report such transaction, but could disclaim beneficial ownership. Whether or not to disclaim beneficial ownership is a personal decision on which the Firm makes no recommendation. Employees may wish to consult their own advisers on this issue.


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          COVERED          Many of the procedures, standards and restrictions in
         ACCOUNTS          this Code govern activities in "Covered Accounts."
                           This term refers to the following accounts:(3)

                           o Securities accounts of which Kestrel is the beneficial owner;

                           o Any securities account registered in an Employee's name;

                           o Any account or security in which an Employee has any direct or indirect "beneficial ownership interest"; and

                           o Any other account for which an Employee acts as investment adviser.(4)

          COVERED          This Code (and our Insider Trading Policy, attached)
         SECURITY          refers to transactions in "Covered Securities." That
                           term includes not only common stocks, but also
                           (subject to the exceptions in the next sentence) notes, bonds, debentures, and other evidences of indebtedness, options, warrants, and other rights to buy or sell securities, security futures contracts, other derivatives based on securities, convertible securities, investment contracts, and all other securities as defined in Section 2(a)(36) of the ICA.(5) However, Covered Securities do NOT include:
                           (i) direct obligations of the U.S. Government; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; or
                           (iii) shares issued by open-end mutual funds. Thus, none of the reporting, preclearance or specific trading limitations in this Code (other than the general prohibition on

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(3)     Covered Accounts do not include accounts over which an employee does not have "any direct or indirect influence or control." The most common example of this is where securities are held in a trust of which an employee is a beneficiary but is not the trustee and has no control or influence over the trustee. The "no influence or control" exception is very limited and will be construed narrowly. Questions about "influence or control" or otherwise about beneficial ownership or reporting responsibilities should be directed to the Compliance Officer.

(4) Inclusion of this category in the list of "Covered Accounts" is not intended to suggest that employees may routinely provide investment management services to accounts that are not clients of the Firm -- even such accounts as family estates. Just the opposite is true. Employees are expected to spend their full professional time on the Firm's business; managing assets on a "moonlighting" basis generally will not be permitted.

(5) Under Section 2(a)(36) of the ICA, security means "any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.


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                                    insider trading) apply to those securities.


II.      RULES APPLICABLE TO ALL EMPLOYEES

         All Employees must comply with the following policies.

         ILLEGAL ACTIVITIES. As a matter of policy and the terms of each employee's employment with Kestrel, the following types of activities are strictly prohibited:

         (1) Using any device, scheme or artifice to defraud any client or prospective client or any party to any securities transaction in which Kestrel or any of its clients is a participant;

         (2) Making to any person, particularly a client or prospective client, any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements Kestrel has made to such person, in light of the circumstances under which they are made, not misleading;

         (3) Engaging in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon any client or prospective client or upon any person in connection with any transaction in securities;

         (4) Engaging in any act, practice or course of business that is fraudulent, deceptive or manipulative, particularly with respect to a client or prospective client; and

         (5) Causing Kestrel, acting as principal for its own account or for any account beneficially owned by Kestrel or any person associated with Kestrel (within the meaning of the Investment Advisers Act), to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation of a governmental agency.

         "INSIDER TRADING." No Employee may engage in what is commonly known as "insider trading" or "tipping" of "inside" information. Kestrel has adopted an "Insider Trading Policy" that describes more fully what constitutes "insider trading" and the legal penalties for engaging in it. Each Employee must review the Insider Trading Policy annually and sign an acknowledgment that he or she has done so. Employees should refer to the Insider Trading Policy (as well as this Code) whenever any question arises regarding what to do if they believe they may have material nonpublic information.

         FRONTRUNNING AND SCALPING. No Employee may engage in what is commonly known as "frontrunning" or "scalping" -- causing a Covered Account to buy or sell Covered Securities prior to clients in order to benefit from price movement that may be caused by client transactions.(6) To prevent frontrunning or scalping, no Employee may cause a Covered Account to buy or sell a Covered Security when he or she knows Kestrel is actively



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(6)     These practices may also constitute illegal "insider trading."


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         considering the security for purchase or sale (respectively) in client accounts.(7) Information about such research, analysis and pending decisionmaking is referred to in this Code as "Client Investment Information."

         PRECLEARANCE. No Employee may buy, sell or pledge any Covered Security (other than a bond or other debt security that is not convertible into an equity security) for any Covered Account without obtaining written clearance from the Compliance Officer before the transaction. The written clearance must specify the securities involved and the type of transaction proposed, and must be dated and signed by the Compliance Officer. A form of request and approval is attached to this Code at APPENDIX 2-A. See Kestrel's Preclearance Procedures for Personal Securities Transactions for specifics relating to this section.

         It is each Employee's responsibility to bring proposed transactions to the Compliance Officer's attention and to obtain written clearance from the Compliance Officer. Transactions effected without preclearance are subject, in the Compliance Officer's discretion (after consultation with other members of management, if appropriate), to being reversed or, if the Employee made profits on the transaction, to disgorgement of such profits.

         The Compliance Officer need not specify the reasons for any decision to clear or deny clearance for any proposed transaction. Due to the difficulty of showing that an Employee did not know of client trading activity or Client Investment Information, the Compliance Officer should not be expected to clear transactions in securities in which client accounts are currently invested or as to which the Firm has Client Investment Information. Generally, only where the Compliance Officer determines that a transaction does not, under the circumstances, create even the appearance of impropriety will he or she permit it, and quite likely not even then. In addition, as a general matter, the Compliance Officer will not approve a proposed employee purchase if accounts managed by Kestrel own in the aggregate 5% or more of any class of the issuer's equity securities.

         Transaction orders must be filled within five trading days after the day approval is granted (or renewed). If precleared transactions are not completed in that time frame, a new clearance must be obtained.

         "BLACKOUT" PERIODS. No Employee may buy a Covered Security for a Covered Account within five trading days before a client account buys the same security or sell such a security for a Covered Account within five trading days before a client account sells that security. Nor may an Employee sell a Covered Security for a Covered Account within five trading days after a client account buys that security or buy the security for a Covered Account within five trading days after a client account sells that security. "Blackout" periods apply regardless of whether a transaction has previously been preapproved, and transactional activity in client accounts may prevent Employees from placing orders for transactions that have been pre-approved.

         The "blackout period" also applies to transactions in convertible, derivative or otherwise related securities, such as options, that have the same effect as the transactions described in the above paragraph. Thus, for example, an Employee may not buy a call option or write



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(7)     Some of the other, more specific trading rules described below are also intended, in part, to prevent frontrunning and scalping.


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         a put option on a stock within five trading days before a client account buys the underlying stock, or buy a put option or write a call option on a stock within five trading days before a client account sells the underlying stock.

         The Firm recognizes that in unusual circumstances, transactions may be effected in Covered Accounts shortly before new developments occur that make the action in the same security appropriate for client accounts. In such cases, where all the circumstances indicate that it is in the best interest of the affected clients, the Compliance Officer, in consultation with senior management, may make an exception to the blackout policy and permit transactions in client accounts before any applicable "blackout" period has expired.(8)

         If an Employee completes a transaction in violation of this policy, the applicable Covered Account may be required to turn over any profits realized on the transaction either as a penalty or for the benefit of clients.

         COMMISSIONS. Employees may negotiate with broker-dealers regarding the commissions charged for their personal transactions, but may not enter into any arrangement for a Covered Account to pay commissions at a rate that is better than the rate available to clients through similar negotiations with that particular broker-dealer.

         GIFTS. No Employee may accept any gift or other thing of more than nominal value from any person or entity that does business with or on behalf of the Firm or any client (e.g., brokers).

         DUTIES OF CONFIDENTIALITY. All Client Investment Information and all information relating to clients' portfolios and activities are strictly confidential. Consideration of a particular purchase or sale for a client account may not be disclosed except to authorized persons.

         CERTAIN LIMITED EXCEPTIONS. In addition to exceptions from unintended effects of "blackout periods" as described above, the Compliance Officer may, in his discretion, grant other exemptions from specific requirements in this Part II. Such exemptions will be unusual and will be made only if, in the Compliance Officer's judgment the circumstances surrounding the particular types of transactions involved, do not involve a real or apparent a conflict of interest that would be prevented by the exempted requirement. Exemptions of this kind may be revoked at any time in the Compliance Officer's discretion.

III.     RULES APPLICABLE TO INVESTMENT EMPLOYEES

         In addition to the policies described in Section II, all Investment Employees must comply with the following policies.

         NEW ISSUE SECURITIES. No Investment Employee may purchase new publicly offered issues of any securities ("New Issue Securities") for any Covered Account in the public offering of those securities without the express approval of the Compliance Officer. Investment Employees generally should not expect the Compliance Officer to approve


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(8)     For example, if, on day one, a Covered Account sells a security that client accounts also hold, client accounts ordinarily would not also sell for the balance of the five-trading-day period. However, if extraordinary negative news on the security were announced on day three, the client accounts could be disadvantaged by waiting for the balance of the blackout period before selling


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         Covered Account purchases of New Issue Securities until at least one day after the public offering has been completed.(9)

         PRIVATE PLACEMENTS. As with all transactions in Covered Accounts, purchases of securities in private placements(10) must be cleared in advance by the Compliance Officer. Private placements present special issues for preclearance decisions. In considering such a preclearance request for an Investment Employee, the Compliance Officer will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the Covered Account by virtue of the employee's position with Kestrel.(11) An Investment Employee who has acquired a Beneficial Interest in securities in a private placement must notify the Compliance Officer if, later, he or she is to participate in consideration of an investment by client accounts in securities of the same issuer. In such circumstances, a decision to acquire securities of that issuer for client accounts must be reviewed independently by an Investment Employee with no personal interest in that issuer prior to placing an order. If no such Investment Employee exists, the transaction should not be effected for client accounts without specific client approval.

         LIMITATION ON SHORT-TERM TRADING. No Investment Employee may buy and then sell, or sell and then buy, any Covered Security for a Covered Account within any period of 60 days if, at any time while that Covered Account holds the security, (i) any client account also owns the security or a related security or instrument or (ii) Kestrel has any Client Investment Information relating to that security or a related security or instrument. This rule also applies to transactions in convertible, derivative or otherwise related securities, such as options, that have the same effect as the transactions described in the first sentence of this paragraph. Thus, for example, an Investment Employee may not buy a stock and, within 60 days, buy a put option on that stock if, at any time he or she owns the stock, any client account also owns either the underlying stock or any option on the stock or the firm has Client Investment Information about the stock. If an Investment Employee has bought or sold a Covered Security for a Covered Account and the firm subsequently buys or sells the security for client accounts or develops Client Investment Information about the security, the employee must refrain from effecting any contrary transaction for the balance of the 60-day period.

         If an employee completes a transaction in violation of this policy, the applicable Covered Account may be required to turn over any profits realized on the transaction either as a penalty or for the benefit of clients.


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(9)     Exceptions to this general policy may be made, at the Compliance
Officer's discretion. For example, where an employee's spouse has an opportunity to participate in a directed share program in connection with a public offering by his or her employer, the Compliance Officer may clear the transaction because it is clear that the opportunity did not arise as a result of the employee's position with the Firm.

(10) Defined as offerings that are exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of that Act and/or pursuant to Rule 504, 505 or 506 under that Act.

(11) In making this determination, the Compliance Officer will often be expected to consult with the portfolio managers. The Compliance Officer must make a written record of his or her rationale for approving an investment in a private placement and retain that record in the Firm's compliance files.


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         SERVICE AS A DIRECTOR. No Investment Employee may serve as a director of a publicly held company without prior approval by the Compliance Officer (or another Investment employee, if the Compliance Officer is the proposed board member) based upon a determination that service as a director would be in the best interests of client accounts, including any Fund Client and its shareholders. In the limited instances in which such service is authorized, Investment Employees serving as directors will be isolated from other Investment Personnel who are involved in making decisions as to the securities of that company through procedures determined by the Compliance Officer to be appropriate in the circumstances.

IV.      EMPLOYEE REPORTING

         INITIAL HOLDINGS REPORT. Each Employee must, within ten (10) days after commencement of employment, disclose in writing to Accounting the title, number of shares and principal amount of all Covered Securities in which such Employee has a Beneficial Interest. In addition, the Employee must disclose the name of any broker, dealer or bank with whom the Employee maintained an account in which ANY securities (not just Covered Securities) in which such employee has a Beneficial Interest were held. That disclosure must include the date as of which the information is provided. These reports may be made on the form attached as APPENDIX 2-B.

         ANNUAL HOLDINGS REPORT. Each Employee must disclose in writing to Accounting within thirty (30) days after the end of each calendar year while employed by Kestrel the same type of information that is required to be provided in an Initial Holdings Report as of a date within thirty
         (30) days before the date of the report. These reports may be made on the form attached as APPENDIX 2-C.

         PERSONAL TRANSACTION REPORTS. Each Employee must report to Accounting no later than the tenth day of each quarter (although monthly reporting is encouraged):

         (i) all transactions in Covered Securities in all of the Employee's Covered Accounts during the preceding quarter (or month, if reporting monthly), if applicable; and

         (ii) if applicable, each new Covered Account in which the Employee has or acquired a Beneficial Interest during the quarter (or month, if reporting monthly) including the name of the institution that maintains the account and the date it was established or, if later, the date the Employee acquired his or her Beneficial Interest.

         All above noted transactions may be reported on the form attached as APPENDIX 2-D.(12) All information called for in each column of that form must be completed for every security listed on the report. If transactions are reported on a form other than Appendix 2-D, the report must nonetheless include all the information on Appendix 2-D.

         In filing Personal Transaction Reports, Employees must note that:

         o Reports must show all sales, purchases or other acquisitions or dispositions of securities, including gifts, the rounding out of fractional shares, exercises of conversion


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(12)    If possible, all reportable transactions should be listed on a single form. If necessary, because of the number of transactions, attach a second form and mark it "continuation."


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                  rights, exercises or sales of subscription rights and receipts of stock dividends or stock splits.

         o Personal Transaction Reports as to family and other Covered Accounts that are clients of Kestrel, need merely list the account number; transactions need not be itemized.

         o Direct obligations of the U.S. Government, shares of registered open-end investment companies (mutual funds), and certain money market instruments are not included in the definition of Covered Securities and transactions in them need not be reported.

         CONFIDENTIALITY. All statements of holdings and Personal Transaction Reports will generally be held in confidence by Accounting. However, the Compliance Officer may provide access to any of those materials to other members of Kestrel's management or compliance personnel of a Fund Client in order to resolve questions regarding compliance with this Code and regarding potential purchases or sales for client accounts. Kestrel may also provide regulatory authorities with access to those materials where required to do so under applicable laws, regulations, or orders of such authorities. In addition, Kestrel may be required to provide copies of these reports to compliance personnel of its Fund Clients.

V.       PROCEDURES; SANCTIONS

         IDENTIFICATION OF INVESTMENT EMPLOYEES AND OTHER ACCESS PERSONS. The Compliance Officer will maintain a current list of all Employees and will identify on that list which of those persons are Investment Employees (including the date on which each became an Investment Employee, as well as the date on which any Employee ceased to be an Investment Employee). Whenever an Employee becomes or ceases to be an Investment Employee, the Compliance Officer will notify the Employee of that fact.

         TRANSACTION MONITORING. To determine whether Employees have complied with the rules described above (and to detect possible insider trading), the following procedures will be followed within 10 days after the receipt of Employees Personal Transaction Reports:

         (i) Accounting will compare the Personal Transaction Reports and records of preclearance activities to determine whether Employees are complying with the preclearance and blackout period requirements;

         (ii) Thereafter, Accounting will only forward the Personal Transaction Reports for which there was any trading activity, as well as any discrepancies noted during their review, to the Compliance Officer;

         (iii) Accounting will compare Personal Transaction Reports with Initial and Annual Reports for consistency and forward to the Compliance Officer as necessary.

         The Compliance Officer will review such information and will compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest potential frontrunning, scalping, or other practices that constitute or could appear to involve abuses of Employees' positions and other failures to comply with this Code.

         CERTIFICATION OF COMPLIANCE. By January 30 of each year, each Employee must certify that he or she has read and understands this Code, that he or she recognizes that this


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         Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code, including reporting all securities transactions required to be reported. A form of such certification is attached to this Code as part of the Annual Holdings Report (see APPENDIX 2-C).

         RETENTION OR REPORTS AND OTHER RECORDS. The Compliance Officer will maintain at Kestrel's principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 17j-1 under the Investment Company Act of 1940 and Rule 204-2 under the Investment Advisers Act of 1940, as well as under applicable state laws, including copies of this Code, as it may be amended from time to time, copies of the lists of Employees and Investment Employees described above, copies of Employees' Initial Holdings Reports, Annual Holdings Reports, and Personal Transaction Reports, and each decision to approve an investment by a Covered Account in which an Investment Employee has a Beneficial Interest.

         REPORTS OF VIOLATIONS. Any Employee who learns of any violation, apparent violation, or potential violation of this Code -- by himself or herself or by any other Employee -- is required to advise the Compliance Officer as soon as practicable. The Compliance Officer will then take such action as may be appropriate under the circumstances.

         SANCTIONS. It is a term of each Employee's employment with Kestrel that the Firm may, if it discovers that the Employee has failed to comply with the requirements of this Code, impose whatever sanctions the Firm's management considers appropriate under the circumstances, including censure, suspension, disgorgement of trading profits, limitations on permitted activities, and/or termination of employment.


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VI.      ACKNOWLEDGMENT OF RECEIPT AND CERTIFICATION

         I have read, understand, acknowledge that I am subject to and agree to abide by the guidelines set forth in this Code of Ethics and Conduct of Kestrel Investment Management Corporation ("Kestrel"). I further certify that I have complied with that Code and with the Policy to Detect and Prevent Insider Trading attached to that Code as required, and that I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported pursuant to the requirements of the Code. I understand that any violation of the Code may lead to sanctions, including my dismissal for cause.




         Signed:
                           ------------------------------
         Name (printed):
                           ------------------------------
         Date:
                           ------------------------------


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                                   APPENDIX 1

                              BENEFICIAL OWNERSHIP

         An Employee has a "beneficial ownership" interest in Covered Securities whenever he or she has a direct or indirect pecuniary interest in those securities within the meaning of Rule 16a-1(2) under the Securities Exchange Act of 1934, as amended. Examples of such pecuniary interests include (but are not limited to) when Covered Securities are owned:

         1. By an Employee for his/her own benefit, whether bearer, registered in his/her own name or otherwise;

         2. By others for the Employee's benefit (regardless of whether or how registered), such as securities held for the Employee by custodians, brokers, relatives, executors or administrators;

         3.       For an Employee's account by a pledgee;

         4. By a trust in which an Employee has an income or remainder interest unless the Employee's only interest is to receive principal if (a) some other remainderman dies before distribution, or (b) if some other person can direct by will a distribution of trust property or income to the Employee;

         5. By an Employee as trustee or co-trustee, where either the Employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

         6. By a trust of which the Employee is the settlor, if the Employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

         7. By any partnership in which the Employee or a company the Employee controls (alone or jointly with others) is a general partner;

         8. By a corporation or similar entity controlled by the Employee alone or jointly with others;

         9. In the name of the Employee's spouse (unless legally separated);

         10. In the name of minor children of the Employee or in the name of any relative of the Employee or of his/her spouse (including an adult child) who is presently sharing the Employee's home. This applies even if the securities were not received from the Employee and dividends are not actually used for the maintenance of the Employee's home;

         11. In the name of any person other than the Employee and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Employee obtains benefits substantially equivalent to those of ownership;

         12. In the name of any person other than the Employee, even though the Employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the Employee can vest or revest title in himself/herself.

                                  APPENDIX 2-A


                  PERSONAL SECURITIES TRANSACTION AUTHORIZATION



Employee Name:
                 ---------------------------------------------------------------

Security:
                 ---------------------------------------------------------------

Date:                                             Transaction:  Buy or Sell
                 ------------------------------

                                  AUTHORIZATION

1. Has the security (and/or related securities) been approved for purchase or sale for client accounts within the last five trading days, or is it currently being considered for trading in client accounts?

                      Yes                No
                          ----------         ----------

2. Are there currently any open orders in this security (and/or related securities) for client accounts, or have there been any purchases or sales in the security for client accounts within the last five trading days?

                      Yes                No
                          ----------         ----------

3. Is the security (and/or related securities) currently held in client accounts?

                      Yes                No
                          ----------         ----------


Request Approved                         Request Denied
                          ----------                           ----------
                          (initials)                           (initials)

Review Date and Time
                          ----------

         THIS FORM MUST BE INITIALED BY THE COMPLIANCE OFFICER PRIOR TO
                 ENTERING INTO PERSONAL SECURITIES TRANSACTIONS.


Weekly Review

    Date       Initials       Date       Initials        Date       Initials       Date       Initials








Inactive Date:                                Employee Initials:
                ----------------                                 ---------------

Comments:

                                  APPENDIX 2-B


                             INITIAL HOLDINGS REPORT


Name:
      ---------------------------------------------

Pursuant to the Code of Ethics of Kestrel Investment Management Corporation, this report is provided to Accounting:

PART 1

All Covered Securities in which I or certain members of my family have direct or indirect beneficial ownership as of __________________ (the date I became an "access person"), and which are required to be reported

[ ]        I have no reportable initial securities holdings

[ ] List(s) of reportable initial securities holdings are attached, including required information

[ ]        Reportable initial securities holdings listed below


           Title of Security                Number of Shares Held          Principal Amount
           -----------------                ---------------------          ----------------









PART 2

All broker, dealer and bank accounts holding any securities (not just Covered Securities) in which I or certain members of my family have direct or indirect beneficial ownership as of ________________________ (the date I became an "access person"), and which are required to be reported

Note: "any securities" includes, but is not limited to, open-end mutual funds, bank certificates of deposit, commercial paper, and direct obligations to the U.S. Government (for example, U.S. Treasury bonds and U.S. T-Bills).

[ ] I have no accounts with a broker, dealer or bank in which I maintain any securities

[ ]     List(s) of broker, dealer and bank accounts are attached

[ ]     Broker, dealer and bank accounts listed below

Complete Name of Broker, Dealer or Bank                 Date Account Established
---------------------------------------                 ------------------------










This is not an admission that I have or had any direct or indirect beneficial ownership in the securities and/or accounts listed above.

The information provided in Part 1 of this form along with attachments (if any) constitutes a complete list of reportable initial securities holdings. The information provided in Part 2 of this form along with attachments (if any) constitutes a complete list of reportable broker, dealer or bank accounts.


Date Submitted:                     Signature:
               --------------                  ---------------------------------

                                    Print Name:
                                                --------------------------------

                                  APPENDIX 2-C


                             ANNUAL HOLDINGS REPORT


Name:
      ----------------------------------------------------

Pursuant to the Code of Ethics of Kestrel Investment Management Corporation, this report is provided to Accounting:

PART 1

All Covered Securities in which I or certain members of my family have direct or indirect beneficial ownership as of December 31, ______________________, and which are required to be reported

[ ]        I have no reportable annual securities holdings

[ ] List(s) of reportable annual securities holdings are attached, including required information

[ ]        Reportable annual securities holdings listed below


Title of Security                       Number of Shares Held          Principal Amount
-----------------                       ---------------------          ----------------










PART 2

All broker, dealer and bank accounts holding any securities (not just Covered Securities) in which I or certain members of my family have direct or indirect beneficial ownership as of December 31, ____________________, and which are required to be reported

Note: "any securities" includes, but is not limited to, open-end mutual funds, bank certificates of deposit, commercial paper, and direct obligations to the U.S. Government (for example, U.S. Treasury bonds and U.S. T-Bills).

[ ] I have no accounts with a broker, dealer or bank in which I maintain any securities

[ ]             List(s) of broker, dealer and bank accounts are attached

[ ]             Broker, dealer and bank accounts listed below

Complete Name of Broker, Dealer or Bank                 Date Account Established
---------------------------------------                 ------------------------








This is not an admission that I have or had any direct or indirect beneficial ownership in the securities and/or accounts listed above.

The information provided in Part 1 of this form along with attachments (if any) constitutes a complete list of reportable annual securities holdings. The information provided in Part 2 of this form along with attachments (if any) constitutes a complete list of reportable broker, dealer or bank accounts.

I have read, understand, acknowledge that I am subject to and agree to abide by the guidelines set forth in the Code of Ethics and Conduct of Kestrel Investment Management Corporation ("Kestrel"). I further certify that I have complied with that Code and with the Policy to Detect and Prevent Insider Trading attached to that Code since the last date of my certification, and that I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported pursuant to the requirements of the Code. I understand that any violation of the Code may lead to sanctions, including my dismissal for cause.


Date Submitted:                         Signature:
                -----------------                  -----------------------------

Compliance Review if any activity:      Initials:                Date:
                                                  --------------       ---------

Comments:

                                  APPENDIX 2-D


                     PERSONAL SECURITIES TRANSACTIONS REPORT

Name:
      --------------------------------------------------------------------------
Period (which month or quarter) Covered:
                                         ---------------------------------------

Pursuant to the Code of Ethics of Kestrel Investment Management Corporation, this report is provided to Accounting:

Check boxes below, sign, and return to Accounting no later than the 10th day of each quarter. Include spin-offs and other non-volitional transactions from time to time as the information becomes available.

PART 1

Transactions in all Covered Securities in which I or certain members of my family have direct or indirect beneficial ownership, and which are required to be reported:

[ ]      I have no reportable personal transactions in the period covered

         I have personal transactions in the period covered and am reporting as follows:

[ ]      Duplicate Confirmations are attached

[ ]      Brokerage Statements are attached

[ ]      List(s) of transactions are attached

[ ]      Transactions are listed below:

                                 Buy,        Quantity                   Interest          Maturity       Broker,
 Transaction    Title of       Sell or     (Shares or                    Rate               Date          Dealer
    Date        Security        Other    Principal Amt.)  Price     (if applicable)    (if applicable)   or Bank
 -----------    --------       -------   ---------------  -----     ---------------    ---------------   -------







PART 2

All broker, dealer and bank accounts holding any securities (not just Covered Securities) in which I or certain members of my family have direct or indirect beneficial ownership, and which are required to be reported:

Note: "any securities" includes, but is not limited to, open-end mutual funds, bank certificates of deposit, commercial paper, and direct obligations to the U.S. Government (for example, U.S. Treasury bonds and U.S. T-Bills).

[ ] I have not opened any new accounts at a broker, dealer or bank in the period covered

         I have opened new accounts at a broker, dealer or bank in the period covered and am reporting as follows:

[ ]      List(s) of broker, dealer and bank accounts are attached

[ ]      Broker, dealer and bank accounts are listed below:

Complete Name of Broker, Dealer or Bank                 Date Account Established
---------------------------------------                 ------------------------






This report is not an admission that I have or had any direct or indirect beneficial ownership in the securities and/or accounts listed above.


Date Submitted:                         Signature:
               --------------------                -----------------------------

Compliance Review if any activity:      Initials:             Date:
                                                  ----------        ------------

Comments:

                  POLICY TO DETECT AND PREVENT INSIDER TRADING
                    KESTREL INVESTMENT MANAGEMENT CORPORATION

                                 (JANUARY 2001)

Kestrel Investment Management Corporation ("Kestrel") forbids you to trade, either personally or on behalf of others, including accounts managed by Kestrel, on material nonpublic information, or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy extends to activities within and outside your duties at Kestrel.

The term "insider trading" in not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to the communication of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1) trading by an insider while in possession of material nonpublic information;

(2) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

(3)      communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Officer identified in the Firm's Code of Ethics.

WHO IS AN INSIDER?

The concept of "insider" is broad. It includes officers, directors and Employees of an issuer. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of an issuer's affairs and as a result is given access to information solely for the issuer's purposes. A temporary insider can include, among others, an issuer's attorneys, accountants, consultants, bank lending officers and the Employees of such organizations. According to the Supreme Court, the issuer must expect the outsider to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.

WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. "Material information" is generally defined as information that there is a substantial likelihood a reasonable investor would consider important to make his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of an issuer's securities. Information you should consider material includes, but is not limited to:

     -   dividend changes;

     -   earnings estimates;

     -   changes in previously released earnings estimates;

     -   significant merger or acquisition proposals or agreements;

     -   major litigation;

     -   liquidation problems; and

     -   extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

PENALTIES FOR INSIDER TRADING

Penalties for trading on, or communicating, material nonpublic information are severe, for both the individuals involved in the unlawful conduct and their employers. Persons can be subject to some or all of the penalties below, even if they do not personally benefit from the violation.

     -   civil injunctions;

     -   treble damages;

     -   disgorgement of profits;

     -   jail sentences;

     - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

     - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Insider Trading Policy (or other provisions of the Code of Ethics and Conduct of which this Insider Trading Policy is a part) can be expected to
result in serious sanctions by Kestrel, including dismissal of the persons involved.

PROCEDURES TO IMPLEMENT INSIDER TRADING POLICY

Before trading for yourself or others, including accounts managed by Kestrel, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(1) Is the information material? Would an investor consider it important in making their investment decisions? Would it substantially effect the market price of the securities if generally disclosed?

(2) Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, the Wall Street Journal, or other publications of general circulation?

If, after considering the above, you believe the information may be material and nonpublic:

(1)      Report the matter immediately to the Compliance Officer.

(2) Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by Kestrel.

(3) Do not communicate the information inside or outside Kestrel, other than to the Compliance Officer. In addition, you should take care that the information is secure. For example, you should seal files and restrict access to computer files containing material nonpublic information.

(4) The Compliance Officer will instruct you to continue the prohibitions against trading and communication, or will allow you to trade and communicate the information. Any questions about whether information is material or nonpublic, the applicability or interpretation of these procedures or the propriety of any action, must be discussed with the Compliance Officer before you trade or communicate the information to anyone.

These procedures have been established to help you avoid insider trading, and to help Kestrel prevent, detect and impose sanctions against insider trading. The preclearance and Employee reporting requirements and procedures in the Firm's Code of Ethics are also intended to assist the Firm in complying with insider trading-related laws, including detecting potential insider trading violations. You must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures consult the Compliance Officer.